Exhibit 3.5

                           CERTIFICATE OF DESIGNATION
                                       OF
                 SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK
                     OF INTERNATIONAL DISPENSING CORPORATION

         INTERNATIONAL DISPENSING CORPORATION, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution as of February 7, 2000 creating a series of its Preferred Stock designated as the Series B Redeemable Convertible Preferred Stock:

                  RESOLVED, that a separate series of the class of authorized Preferred Stock, par value $.001 per share, of the Corporation be hereby created, and that the designation and the amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations of restrictions thereof are as follows:

         1. DESIGNATION AND AMOUNT.The shares of the series of Preferred Stock of the Corporation created and authorized hereby shall be designated as "Series B Redeemable Convertible Preferred Stock" (hereinafter referred to as the "Preferred Stock") and the number of shares constituting such series shall be 1,500.

         2.       DIVIDENDS.

              (a) Computation of Cumulative Dividends. The holders of the outstanding shares of Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of twelve percent (12%) per share of Preferred Stock, or $240 per share. Such cumulative dividends shall accrue and accumulate from the date of original issuance and shall be payable quarterly on the last day of March, June, September and December of each year, commencing on the last day of the calendar quarter in which the date of original issuance occurs. Cumulative dividends on the Preferred Stock shall be payable in cash or in additional shares of Preferred Stock having an aggregate liquidation value equal to the dividend, or any combination of the foregoing, at the discretion of the Corporation. Cumulative dividends on the Preferred Stock shall be payable if, as and when declared by the Board of Directors of the Corporation, but shall nevertheless be payable upon liquidation as provided in Section 3.

                   Dividends on the Preferred Stock shall accrue from day to day on each share of Preferred Stock from the date of original issuance of such share, whether or not earned or declared, and shall accrue until paid.

                   All numbers  relating to calculation of cumulative  dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, merger, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock. Such dividends on the Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current quarterly dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Corporation's Common Stock, par value $.001 per share (the "Common Stock").

              (b) No Participating Dividends. In the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), the holders of the Preferred Stock shall not be entitled to any dividends on the Common Stock other than dividends payable to such holders in their status as holders of Common Stock.

         3.   LIQUIDATION, DISSOLUTION OR WINDING UP.

              Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or other payment is made to any holders of any shares of Common Stock, or any other class or series of capital stock of the Corporation designated to be junior to the Preferred Stock, and any future class or series of capital stock designated to be junior to the Preferred Stock, the holders of each share of Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes whether such assets are capital, surplus or earnings, an amount equal to Two Thousand ($2,000) Dollars per share of Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, merger, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock) plus an amount equal to the sum of all accumulated and unpaid dividends to the date fixed for the payment of the distribution on the shares of Preferred Stock.

              If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Preferred Stock the full amounts to which they otherwise would be entitled, the holders of Preferred Stock shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to said shares were paid in full, based upon the aggregate liquidation value of the Preferred Stock and the aggregate liquidation value of all other classes or series of preferred stock which are not designated to be junior to the Preferred Stock.

              After such payment shall have been made in full to the holders of the Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed among the holders of the Common Stock and any other class or series of capital stock of the Corporation designated to be junior to the Preferred Stock.

         4. VOTING RIGHTS. In addition to the rights provided in Section 5 or by law, the holders of Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote (including, but not limited to, the election of directors of the Corporation), in the same manner and with the same effect as such holders of Common Stock, except as set forth in Section 5, voting together with the holders of Common Stock as one class. Each share of Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of whole and fractional shares of Common Stock into which such share is then convertible.

         5. RIGHTS OF PREFERRED STOCK WITH RESPECT TO CORPORATE ACTION; AMENDMENTS TO CHARTER. The Corporation shall not take any corporate action or otherwise amend its Certificate of Incorporation without the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a separate class, each share of Preferred Stock to be entitled to one vote in each instance, if such corporate action or amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock or adversely affect the rights of the Preferred Stock.

         6.   NOTICES OF RECORD DATE.  In the event of:

              (a)  any taking by the  Corporation  of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

              (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or

              (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, or express overnight courier service, at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

         7.   CONVERSION.

              (a) Each of the holders of Preferred Stock shall have the right at any time prior to the Redemption Date (as hereinafter defined) to convert all of any part of his outstanding shares of Preferred Stock together with accrued and unpaid dividends thereon into fully paid and non-assessable shares of Common Stock of the Corporation ("Common Stock") at the conversion price of $0.35 (the "Conversion Price"), which Conversion Price shall be subject to adjustment as provided in Section 7(e). The Corporation shall not be required to issue any fractional shares of Common Stock upon the conversion of Preferred Stock. If more than one share of Preferred Stock is surrendered for conversion at one time by the same holder, the number of full shares of Common Stock that shall be issued upon the conversion of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock surrendered. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of Preferred Stock, the Corporation shall make adjustment for that fractional share interest by payment of an amount in cash equal to the same fraction of the market value at that time of a full share of Common Stock of the Corporation.

              (b) The Corporation covenants that, during the period conversion rights exist, the Corporation will at all times reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock to permit conversion in full of the outstanding shares of Preferred Stock at the Conversion Price from time to time in effect. The Corporation represents and warrants that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable.

              (c) The Corporation agrees that its issuance of Preferred Stock shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of Preferred Stock.

              (d) The right of each of the holders of Preferred Stock to convert his shares of Preferred Stock shall be exercised by delivering to the Corporation (i) a certificate or certificates for the shares of Preferred Stock to be converted, duly endorsed or assigned in blank to the Corporation and (ii) a conversion notice stating that the holder elects to convert such shares and stating the name or names and addresses in which the certificates for shares of Common Stock are to be issued (the "Notice of Conversion"). The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of Preferred Stock. As soon as practicable after the conversion of Preferred Stock, the Corporation shall issue to the holder a certificate or certificates for the number of shares of Common Stock to which the holder is entitled. If the shares of Preferred Stock represented by the certificates delivered to the Corporation are not converted in full, the Corporation shall deliver to the holder a new certificate for the shares of Preferred Stock not converted.

              (e) (i) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly-owned subsidiary of the Corporation) in which the Corporation is not the surviving corporation, or in case of any stock split, stock dividend or reclassification of the Common Stock of the Corporation, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each event, a "Capital Transaction"), the Corporation shall make appropriate provision or cause appropriate provision to be made so that the holder of Preferred Stock shall have the right thereafter to convert his shares of Preferred Stock into the kind of shares of stock and other securities and property receivable upon such Capital Transaction by the persons who were holders of Common Stock immediately prior to the effective date of such Capital Transaction and on a basis which preserves the economic benefits of the conversion rights of the holder on a basis as nearly as practical as such rights existed prior to such Capital Transaction. If, in connection with any such Capital Transaction each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such Capital Transaction, the Corporation shall provide or cause to be provided to the holder the right to elect the securities, cash or other assets into which Preferred Stock shall be convertible after completion of any such Capital Transaction on the same terms and subject to the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). The above provisions shall similarly apply to successive Capital Transactions.

                   (ii) In case the Corporation shall in one or a series of related transactions issue or sell a number of shares of Common Stock which in the aggregate exceed 20% of the outstanding shares of Common Stock of the Corporation on a fully diluted basis giving effect to the issuance of such shares (a "Qualifying Transaction") for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of the shares of Common Stock which triggers the operation of this Section 7(e)(ii) (the "Triggering Issuance"), then the Conversion Price in effect immediately prior to such Triggering Issuance shall be reduced to the average consideration per share of all Common Stock issued in the Qualifying Transaction. For the purposes of any computation to be made in accordance with the provisions of this Section 7(e)(ii), the following provisions shall be applicable:

                   (A) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if such shares of Common Stock are offered by the Corporation for subscription, the subscription price, or, if shares of Common Stock shall be sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price) before deducting therefrom any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such shares.

                   (B) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be other than cash (otherwise than as a dividend or other distribution on any shares of the Company or on conversion, exchange or exercise of other securities of the Company or upon acquisition of the assets or securities of another company or upon merger or consolidation with another entity), the amount of consideration therefor other than cash shall be the value of such consideration as of the date of the issuance or sale of the shares of Common Stock, irrespective of accounting treatment. The reclassification of securities other than Common Stock into securities including Common Stock shall be deemed to involve the issuance for a consideration other than cash of such Common Stock immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Common Stock.

                   (C) In case of the issuance of shares of Common Stock upon conversion or exchange of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for shares of Common Stock or upon the exercise of rights or options to subscribe for or to purchase shares of Common Stock, the amount of consideration received by the Corporation for such shares of Common Stock shall be deemed to be the total of (1) the amount of the consideration received by the Corporation upon the original issuance of such obligations, shares, rights or options, as the case may be, plus (2) the consideration, if any, other than such obligations, shares, rights or options, received by the Corporation upon such conversion, exchange, or exercise except in adjustment of interest and dividends. The amount of the consideration received by the Corporation upon the original issuance of the obligations, shares, rights or options so converted, exchanged or exercised and the amount of the consideration, if any, other than such obligations, shares, rights or options, received by the Corporation upon such conversion, exchange or exercise shall be determined in the same manner provided in clauses (A) and (B) above with respect to the consideration received by the Corporation in case of the issuance of shares of Common Stock; if such obligations, shares, rights or options shall have been issued as a dividend upon any stock of the Corporation, the amount of the consideration received by the Corporation upon the original issuance thereof shall be deemed to be zero.

                   (D) In case of the issuance of shares of Common Stock upon acquisition by the Corporation of the assets or securities of another company or upon merger or consolidation of the Corporation with another entity, the consideration therefor received by the Corporation for such issuance shall be deemed to equal the cash and the Fair Market Value of securities issued by the Corporation. The Fair Market Value of securities issued shall be the lesser of the Fair Market Value of the securities on the date an agreement in principle with respect to such merger, consolidation or purchase is reached among the parties or the date the agreement of consolidation, merger or purchase is executed. For purposes hereof, the "Fair Market Value" of a unit of a security means:

         (1)      if the security is Common Stock, then

                  (i) if the Common Stock is traded on an exchange or is quoted on the NASDAQ National Market System, then the average of the closing or last sale prices, respectively, reported for the 20 trading days ended immediately preceding the determination date; or

                  (ii) if the Common Stock is not traded on an exchange or on the NASDAQ National Market System but is traded in the over-the-counter market, then the mean of the average of the closing bid and asked prices reported for the 20 trading days ended immediately preceding the determination date; or

                  (iii) in all other circumstances, the fair market value per share of the Common Stock as determined in good faith by the Board of Directors of the Corporation; and

         (2) if the security is not Common Stock, the fair market value thereof as determined in good faith by the Board of Directors of the Corporation.

              (f) Whenever the Corporation shall propose to take any of the actions specified in Section 7(e), the Corporation shall cause a notice to be mailed at least 10 days prior to the date on which the books of the Corporation will close or on which a vote will be taken for such action, to the holder. Such action shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction. Upon receipt by the Corporation of a Notice of Conversion meeting the requirements for conversion as provided in Section 7(d), the Corporation shall issue and deliver or cause to be issued and delivered to the holder of Preferred Stock certificates for the Common Stock issuable upon such conversion within 15 business days after such receipt, and the holder of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion.

         8.   REDEMPTION.

              (a) Redemption at the Option of the Holders of Preferred Stock. Within 30 days after the occurrence of a Change of Control (as hereinafter defined), the Corporation shall notify each of the holders of Preferred Stock in writing of such occurrence. Within 30 days after the Corporation so notifies the holders, any of the holders of the outstanding shares of Preferred Stock may, by notice to the Corporation as hereinafter provided, require the Corporation to redeem all or part of his outstanding shares of Preferred Stock, at a price per share equal to $2,000 (which amount shall be subject to equitable adjustment wherever there shall occur a stock dividend, stock split, merger, combination, reorganization, recapitalization, reclassification and other similar event involving a change in capital structure of the Preferred Stock) plus all cumulative dividends accrued and unpaid on such Preferred Stock through the date of redemption (the "Redemption Price"). The notice of redemption shall be in writing.

              (b) Redemption at the Option of the Corporation. The Corporation may, at its option (i) at any time after the date when the Corporation first reports either three consecutive quarters of positive net income or one fiscal year of positive net income (if the latter, such report must be audited by a nationally recognized independent accounting firm) or (ii) within 30 days after giving the holders of Preferred Stock notice of the occurrence of a Change of Control, redeem shares of outstanding Preferred Stock, in whole or in part, provided that the redemption must be pro rata for each holder of Preferred Stock based on the number of shares held by each such holder of Preferred Stock, at a price per share equal to the Redemption Price. The Corporation shall give notice of such redemption to each holder of the Preferred Stock, which notice shall specify the date of the requested redemption in accordance with Section 8(d) hereof, and the number of shares of Preferred Stock held by such holder of Preferred Stock being redeemed pursuant to this subsection 8(b).

              (c) Legally Sufficient Funds. In the event of a requested redemption by a holder of Preferred Stock in accordance with Section 8(a) or by the Corporation in accordance with Section 8(b), if the funds of the Corporation legally available for redemption of Preferred Stock on any Redemption Date (as hereinafter defined) are insufficient to redeem all of the shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of Preferred Stock ratably among the holders of the Preferred Stock to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such Preferred Stock, such funds will promptly be used to redeem the balance of the shares of such Preferred Stock together with any accrued dividends thereon.

              (d)  Redemption Date;  Redemption  Price. The date of a redemption of Preferred Stock pursuant to this Section 8 (a "Redemption Date") shall be a business day not less than sixty (60) days from and not more than ninety (90) days from the date of the first notice sent by a holder of Preferred Stock in accordance with Section 8(a), or not less than thirty (30) days from the date of the notice sent by the Corporation in accordance with Section 8(b); provided that no such date will be a Redemption Date unless the applicable Redemption Price is paid in full in cash on such date, and if not so paid in full, the Redemption Date will be the date on which such Redemption Price is fully paid as permitted and required by this Designation. For each share of Preferred Stock which is to be redeemed pursuant to this Section 8, the Corporation will be obligated on the Redemption Date to pay to the holder thereof, upon surrender by such holder at the Corporation's principal office of the certificate representing such shares of Preferred Stock endorsed or assigned in blank to the Corporation, an amount equal to the Redemption Price.

              (e) Dividends After Redemption Date. No share of Preferred Stock is entitled to any dividends accruing after its Redemption Date. On such Redemption Date all rights of the holder of such share of Preferred Stock will cease and such share of Preferred Stock will not be deemed to be outstanding.

              (f)  Redeemed  or  Otherwise   Acquired  Shares.   Any  shares  of
Preferred Stock which are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.

              (g) Change of Control. For purposes of this Section 8, a "Change of Control" shall be deemed to have occurred on the date that:

                   (i) any "Person" including a "Group" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange
Act) becomes (except as a result of the acquisition of Preferred Stock or conversion of Preferred Stock into Common Stock) a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, in a single transaction or group of related transactions of securities of the Corporation representing 33-1/3% or more of the combined voting power of the Corporation's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities"); provided, however, that the event described in this Section 8(g)(i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Corporation or any subsidiary of the Corporation in which the Corporation owns more than 50% of the combined voting power of such entity (a "Subsidiary"), (B) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary,
(C) by any underwriter temporarily holding the Corporation's Voting Securities pursuant to an offering of such Voting Securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in Section 8(g)(ii));

                   (ii) there is a consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or any of its Subsidiaries that requires the approval of the Corporation's shareholders (a "Business Combination"), unless immediately following such Business Combination either of the following is applicable: (A) more than 50% of the total voting power of (1) the Corporation resulting from such Business Combination (the "Surviving Corporation"), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Corporation's Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Corporation's Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Corporation's Voting Securities among the holders thereof immediately prior to the Business Combination; or (B) no person (other than any person engaged in a transaction described in clauses (A) through (D) in Section 8(g)(i) above), is or becomes (except as a result of the acquisition of Preferred Stock or conversion of Preferred Stock into Common Stock) the beneficial owner, directly or indirectly, of 33-1/3% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation)(any Business Combination in which any of the criteria specified in (A) or (B) of this Section 8(g)(ii) is applicable shall be deemed to be a "Non-Qualifying Transaction); or

                   (iii) there is a closing for a sale of all or substantially all of the Corporation's assets.

              Notwithstanding  the  foregoing,   a  Change  in  Control  of  the
Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than 33-1/3% of the Corporation's Voting Securities as a result of the acquisition of the Corporation's Voting Securities by the Corporation which reduces the number of the Corporation's Voting Securities outstanding; provided, that if after such acquisition by the Corporation such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person by more than 3%, a Change in Control of the Corporation shall then become effective unless otherwise exempt under clauses
(A) through (D) of Section 8(g)(i) above or because it constitutes a Non-Qualifying Transaction.

         IN WITNESS WHEREOF, International Dispensing Corporation has caused this Certificate of Designation of Series A Redeemable Convertible Preferred Stock to be duly executed this 7th day of February, 2000.


                                            INTERNATIONAL DISPENSING CORPORATION

                                            By: /s/ Gary Allanson
                                                ---------------------
                                                Name: Gary Allanson
                                                Title: President